Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Matt Glover or Michael Koehler
Vice President Finance and CFO	(949) 574-3860
(650) 261-3677	LNDC@liolios.com

Landec Corporation Reports Fiscal Fourth Quarter and Full Year 2015 Results

Landec’s Fiscal 2015 Revenues Exceed $500 Million for First Time

With Consolidated Revenues Increasing 13% Year Over Year

MENLO PARK, CA – July 28, 2015 – Landec Corporation (NASDAQ: LNDC), a leading developer and marketer of innovative and proprietary products for healthy living applications in the food and biomedical markets, reported results for the fiscal 2015 fourth quarter and fiscal year ended May 31, 2015.

“During the fourth quarter, revenues grew 11% and operating income grew 17% compared to the last year’s fourth quarter. For all of fiscal 2015, revenues grew 13% to $539.3 million, exceeding $500 million for the first time in Landec’s history,” said Gary Steele, Landec’s Chairman and CEO. “This growth was driven primarily by an 88% growth in our Apio salad kit sales. Apio Inc., our food business, is the market share leader throughout North America in branded, fresh-cut packaged vegetables with our Eat Smart® and GreenLine® brands. The gross margin in Apio’s value-added business increased by 60 basis points during fiscal 2015. Our goal for the foreseeable future is to continue to increase Apio’s margins even if that means sacrificing some revenue growth.

“We announced earlier today that I will be retiring as Landec CEO effective as of our shareholder meeting on October 15, 2015,” continued Steele. “The Board of Directors and I are very excited about Molly Hemmeter becoming Landec’s new CEO upon my retirement. Molly was hired in 2009 as Landec’s VP of Business Development, subsequently served as Landec’s Chief Commercial Officer and most recently Landec’s Chief Operating Officer. Molly has the technical, marketing and financial skills, along with experience in the food and medical industries to successfully advance Landec’s future growth plans. Molly has led many of the growth initiatives that have delivered the positive business results we are experiencing today. The election of Molly as CEO ensures uninterrupted knowledge of Landec’s businesses and uninterrupted progress driven by proven management vision and execution. As a continuing member of the Board of Directors, I am committed to making this a smooth transition.

“During fiscal 2015, we benefitted from Apio’s strong operational results generating revenue growth of 16%, gross profit growth of 21% and operating income growth of 25%. Lifecore’s operational results were consistent with expectations for fiscal 2015, with revenues down 12% and operating income down 50% due to the previously disclosed lower purchases related to a one-time inventory adjustment by a key Lifecore customer.

“Our investment in Windset continues to increase each year with a present value of $61.5 million at the end of fiscal 2015. The increase in the fair market value of Windset for fiscal 2015 was expected to be lower than the $10.0 million increase in fiscal 2014 due to Windset’s planned pause in additional expansion during fiscal 2015 as previously disclosed. In addition, our Windset investment was further impacted by unexpected permitting issues in California associated with Windset’s new facility expansion and new crop production originally planned to begin in October 2015 which is now expected to be delayed approximately twelve months. As a result, the increase in the fair market value of our Windset investment recognized in the fourth quarter was $400,000 instead of approximately $2.4 to $2.6 million that had been expected. The difference negatively impacted net income by $0.05 per share in the fourth quarter. For all of 2015, the increase in our Windset investment was approximately $0.07 per share lower than we had originally projected.

“As a result, diluted earnings per share decreased to $0.15 and $0.50, respectively, during the fourth quarter and for all of fiscal 2015 compared to $0.17 and $0.71 per share, respectively, for the same periods last year,” stated Steele.

Fiscal Fourth Quarter 2015 Results

“We experienced continued growth in our fourth quarter and fiscal 2015,” said Gary Steele, Landec’s Chairman and CEO. “During the fourth quarter, revenues increased 11%, gross profit 16% and operating income 17% compared to the fourth quarter last year. The growth was driven primarily from a 53% increase in sales of Eat Smart salad kit products at Apio.”

The 11% growth in revenues to $134.4 million was primarily due to a 15% or $15.1 million increase in revenues in Apio’s value-added business and a 29% or $2.3 million increase in revenues for Lifecore. These increases were partially offset by a 26% or $3.8 million decrease in revenues in Apio’s export business during the quarter compared to the fourth quarter of last year.

The 15% increase in revenues from Apio’s value-added business resulted from a 12% increase in volume sales and a favorable product mix with increased sales of higher priced salad kit products. The 29% increase in revenues for Lifecore was due to higher demand for products from existing customers. The 26% decrease in revenues for Apio’s export business was due primarily to lower volume sales as a result of the West Coast longshoreman labor dispute in 2015.

Operating income increased 17% to $6.2 million compared to last year’s fourth quarter primarily due to operating income at Lifecore increasing nearly fourfold partially offset by a 6% decrease in operating income at Apio due to increased SG&A expenses to support our new line of salad kit products, including additional headcount.

Net income in the fourth quarter of fiscal 2015 was $4.2 million or $0.15 per share compared to $4.5 million or $0.17 per share in the fourth quarter of last year.

Net income in the fourth quarter compared to last year’s fourth quarter was increased by:

(1)	a $1.9 million increase in operating profit at Lifecore due to higher sales;
(2)	a $1.3 million increase in gross profit in Apio’s value-added business due to higher sales; and
(3)	a $218,000 decrease in the income tax expense.

Net income in the fourth quarter compared to last year’s fourth quarter was decreased by:

(1)	the $1.5 million lower increase in the change in the fair market value of our Windset investment;
(2)	a $1.2 million increase in SG&A at Apio primarily to promote our new salad kit products and from bonuses earned;
(3)	a $580,000 decrease in gross profit in Apio’s export business due to lower revenues; and
(4)	a $508,000 increase in G&A expenses at Corporate.

Fiscal 2015 Results

Revenues for fiscal 2015 increased 13%, or $62.4 million, to $539.3 million, compared to $476.8 million last year. The improvement was due to a $69.7 million, or 19%, increase in revenues from Apio’s value-added business.

The 19% increase in revenues from Apio’s value-added businesses was primarily due to an 18% increase in volume sales and a favorable product mix resulting in greater sales of higher priced salad kit products which increased 88% in fiscal 2015 compared to fiscal 2014. The increase in Apio’s value-added revenues was partially offset by the expected $5.3 million, or 12%, decrease in Lifecore revenues due to lower purchases related to a one-time inventory adjustment by a key Lifecore customer and from a $2.0 million, or 3%, decrease in revenues in Apio’s export business primarily due to lower volume sales as a result of the West Coast longshoreman labor dispute during a portion of fiscal 2015.

Net income for fiscal 2015 was $13.5 million, or $0.50 per share, compared to $19.1 million, or $0.71 per share, last year. The decrease in net income in fiscal 2015 compared to last year was primarily a result of a $6.9 million decrease in other income in fiscal 2015 from (1) a $6.1 million lower increase in the fair market value of our Windset investment which was $3.9 million in fiscal 2015 compared to $10.0 million in fiscal 2014, and (2) a $793,000 expense due to a non-cash write off of Landec’s equity ownership in Aesthetic Sciences.

In addition to the $6.9 million decrease in other income, there were numerous operational items that impacted net income during fiscal 2015 compared to last year.

The primary areas of operations that increased net income were:

(1)

a $9.7 million increase in gross profit in Apio’s value-added vegetable business as a result of increased revenues and a favorable product mix plus improved raw product sourcing conditions resulting in gross margin improving to 10.7% in fiscal 2015 compared to 10.1% last year, and;

(2)	a $2.8 million decrease in the income tax expense.

These operational increases in net income were offset by:

(1)	a $5.7 million decrease in operating profit at Lifecore as previously discussed;
(2)	a $4.5 million, or 20%, increase in SG&A at Apio primarily to support our new line of salad kit products, including additional headcount;
(3)

a $1.1 million decrease in gross profit in Apio’s export business due to lower revenues and higher average costs for exported product primarily due to issues related to the West Coast longshoreman labor dispute, and;

(4)	a $539,000 increase in operating expenses at Corporate.

Cash totaled $14.1 million at fiscal year end 2015, which was a decrease of $116,000 during fiscal 2015. Increases in cash included generating $26.2 million in cash flow from operations and increasing net borrowings by $8.1 million. Decreases in cash included increasing the Company’s investment in Windset by $18.0 million during fiscal 2015 and from $17.5 million in capital expenditures primarily for capacity expansion. As of May 31, 2015, the Company had $39.7 million available under its lines of credit.

Guidance for Fiscal 2016

“We expect fiscal 2016 to be a year of growth in both revenues and operating profit,” stated Molly Hemmeter. “We will also continue to make significant investments in both Apio and Lifecore to add capabilities, expand our facilities and make substantial operational improvements.” Specifically we expect:

●	Consolidated revenues to increase 7-9% (over 10% excluding the $9.0 million of revenue from the extra week in fiscal 2015) compared to fiscal 2015.
●	Consolidated operating income to increase 60-70%.
●	Consolidated net income to increase 60-65%.
●	Apio revenues to grow 6-7% and operating income to grow 30-35%.
●	Lifecore revenues to increase 20-25% and operating income to more than double.
●	Corporate R&D and licensing revenues to be approximately $2.7-$3.0 million.
●	The change in our Windset investment to be flat to slightly up.

The increases in net income in fiscal 2016 compared to fiscal 2015 are expected to be due to:

1)

Increased sales of our higher margin salad kits at Apio while we expect the sales of Apio’s core value-added historical vegetable products to be flat as we focus on increasing margins in our core value-added vegetable business by selectively increasing prices.

2)

Resumption of growth at Lifecore as the noted above customer restores its historical purchasing levels in fiscal 2016 and from new business initiatives advancing toward sustainable commercial products.

3)	Reducing unfavorable operational variances in Apio’s value-added vegetable business, driven primarily by improved strategies for produce sourcing and increased plant operational efficiencies.
4)	New licensing revenue from two new partners using our Intelimer® polymer technology in two new fields of use.

These increases in net income are expected to be partially offset by:

1)	A 60-65% increase in the income tax expense due to a significant increase in pre-tax income.
2)

A $1.2 million increase in the operating loss at Corporate due to an increase in stock based compensation from recent equity grants and from increased salaries/bonuses partially offset by an approximate $2.3 million increase in partner funded R&D and licensing revenues.

As a result of the above, we expect our EPS for fiscal 2016 to be $0.80 to $0.83 per diluted share.

Management Comments

“We are very excited about the future of Landec,” said Steele. “Apio is the innovation leader in the produce industry, not only with our proprietary BreatheWay® technology, but also in new product development as evidenced by our very successful line of salad kit products. We have two national brands, Eat Smart® and GreenLine®, and believe our products are ‘on trend’ with North American consumers who are increasingly equating healthy eating with healthy living. Apio has a 70% retail store penetration rate which allows us to sell more products to existing customers. We have processing facilities throughout the US and close to the major markets we serve. We are also entering into several new collaborations with partners who will be using our BreatheWay technology to extend the shelf-life of produce. Our Apio business is doing very well and the future is bright.

“At Lifecore, the plan is to continue to invest in its aseptic filling business to meet the increasing demand associated with the commercialization of partner product development programs. These programs are expected to begin generating meaningful revenues in fiscal 2016 and help fuel Lifecore’s growth over the next five years. Lifecore has committed a considerable amount of resources developing and advancing its aseptic filling capabilities and believes that after the fiscal 2016 facility expansion it will be well positioned to meet anticipated increases in demand for the foreseeable future.”

Hemmeter said, “During the fourth quarter of fiscal year, our Apio food business has reached an average weekly run rate of $2.9 million in revenues from its Eat Smart salad kits. Our expanded product line of salad kits feature unique and complex blends of superfoods, sauces and dressings. These products are now being offered to more than 10,000 club, foodservice and grocery retail locations throughout North America.

“We have estimated the North American salad kit market to be approximately $1.2 billion, which represents retail sales of salad kits in all grocery retail and club stores. As an emerging participant in the salad kit category, we are striving to increase the Eat Smart share of this market by expanding distribution of our existing superfood salad kits. In addition, during the fourth quarter of fiscal 2015, Apio launched a new Eat Smart salad kit platform based on Plant Powered Proteins™, offering consumers a deliciously satisfying and healthy way to fuel their day. Our BBQ Ranch protein salad is currently being sold in 16oz bags in Costco stores, as well as in convenient, single-serve trays in select retailers throughout North America. Our salad kit products are unique in that they are made from healthy vegetables which provide more nutrition than leaf lettuce.

“In addition, during fiscal 2015 Apio secured over $37 million of new financings for future capacity expansion. These new financings will be used to expand capacity at both the Bowling Green, OH and Guadalupe, CA facilities and will be used to more than triple the size of our Hanover, PA facility from approximately 19,000 square feet to more than 63,000 square feet by the end of calendar 2015,” concluded Hemmeter.

Conference Call

Landec senior management will host a conference call tomorrow to discuss its results for the fourth quarter and fiscal 2015 followed by a question and answer period. The live webcast can be accessed directly at www.landec.com/earningscall or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, July 29, 2015

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: www.landec.com/earningscall

To participate in the conference call via telephone, dial toll-free (866) 814-1914 or (703) 639-1358, code 1659798. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available through Wednesday, August 5, 2015 by calling toll-free (888) 266-2081 or direct (703) 925-2533, and entering code #1659798.

About Landec Corporation

Landec Corporation is a company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP (current good manufacturing practices) validated manufacturing facility for supplying commercial, clinical and pre-clinical products. Landec will also periodically work with market-leading companies to develop and commercialize differentiated polymer-based products under R&D and royalty agreements. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 25, 2014 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	May 31, 2015	May 25, 2014
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$14,127	$14,243
Accounts receivable, net	46,479	44,725
Taxes receivable	152	2,000
Inventories, net	25,027	24,735
Deferred taxes	2,111	2,056
Prepaid expenses and other current assets	5,306	3,170
Total Current Assets	93,202	90,929

Investments in non-public companies	61,500	40,393
Property and equipment, net	84,465	74,140
Intangible assets, net	105,883	106,768
Other assets	1,415	1,393
Total Assets	$346,465	$313,623

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts and taxes payable	$36,238	$32,115
Accrued compensation	6,742	4,096
Other accrued liabilities	3,983	4,871
Deferred revenue	843	1,254
Current portion of long-term debt	8,353	6,055
Total Current Liabilities	56,159	48,391

Long-term debt, less current portion	34,166	28,317
Deferred taxes	34,340	30,133
Other non-current liabilities	1,691	2,021

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	133,307	131,488
Retained earnings	85,098	71,554
Total Stockholders' Equity	218,432	203,069
Non-controlling interest	1,677	1,692
Total Equity	220,109	204,761
Total Liabilities and Stockholders’ Equity	$346,465	$313,623

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	May 31, 2015	May 25, 2014	May 31, 2015	May 25, 2014
Product sales	134,448	120,929	539,257	$476,813

Cost of product sales	115,779	104,786	473,850	414,249

Gross profit	18,669	16,143	65,407	62,564

Operating costs and expenses:
Research and development	1,613	1,636	6,988	7,204
Selling, general and administrative	10,852	9,201	39,958	35,170
Total operating costs and expenses	12,465	10,837	46,946	42,374
Operating income	6,204	5,306	18,461	20,190

Dividend income	402	281	1,417	1,125
Interest income	46	77	315	260
Interest expense	(464)	(394)	(1,829)	(1,650)
Other income	400	1,900	3,107	10,000
Net income before taxes	6,588	7,170	21,471	29,925
Income taxes	(2,337)	(2,555)	(7,746)	(10,583)
Consolidated net income	4,251	4,615	13,725	19,342
Non-controlling interest	(55)	(73)	(181)	(197)
Net income available to common stockholders	$4,196	$4,542	$13,544	$19,145

Diluted net income per share	$0.15	$0.17	$0.50	$0.71
Shares used in diluted per share computations	27,389	27,212	27,336	27,120

LANDEC CORPORATION

FOURTH QUARTER ENDED MAY 31, 2015

QUESTIONS & ANSWERS

1)	What are the revenue and net income projections by quarter and what are the projected cash flow from operations, capital expenditures and depreciation/amortization expense for fiscal 2016?

Revenues by quarter are projected to have some variation between quarters with a spread of approximately 10% between the third quarter, which is projected to be the highest, and the first, which is expected to be the lowest. The second and fourth quarter revenues are projected to be relatively close to the same and fall between the first and third quarter revenues.

Net income by quarter is projected to have even more variation than revenue. We are projecting that net income for the fourth quarter will be more than double that of the first quarter with the second and third quarter falling in between the first and fourth quarter and with the second quarter being slightly higher than the third quarter.

Cash flow from operations is projected to be approximately $30 to $35 million. Capital expenditures are projected to be approximately $40 to $45 million. The increase from the $17.5 million of capital expenditures during fiscal 2015 is primarily due to capacity expansion at both Apio and Lifecore to meet current and future demand including the major expansion of Apio’s Hanover, PA facility. Depreciation and amortization expense is projected to be approximately $9.3 million in fiscal 2016.

2)	The gross margin in Apio’s value-added vegetable business increased 60 basis points to 10.7% during fiscal 2015 compared to fiscal 2014. What are the gross margin expectations for fiscal 2016?

The primary focus of the Company over the upcoming years is on increasing our margins even if that means sacrificing some revenue growth to achieve that goal. We expect margins to increase in fiscal 2016 in our Apio value-added business by approximately 150-200 basis points and by approximately 750-800 basis points in our Lifecore business.

3)	What is the Company doing to reduce its produce sourcing risks in the future?

During fiscal 2015, Apio hired a new VP of Procurement who has over 20 years of experience in developing produce procurement programs. Apio has already begun changing its procurement program which is already showing positive results. The supply and quality of raw commodities are still subject to agricultural risk which is predominately driven by weather conditions and while Apio cannot control the weather, the new procurement program is further enhancing risk mitigating strategies such as contracting supply from the best growers in the best historical seasonal growing regions and by planning for lower harvest yields during transition and winter seasons. Apio has enhanced its program by increasing regional diversification, including sourcing more produce from Texas and Mexico, by example, and adding procurement and demand planning personnel to improve its visibility and response to potential supply situations. Apio is also evaluating its grower contracting approach particularly in months that have higher weather uncertainty. The Company believes it is prudent to plan for continued adverse weather events and to include the costs associated with adverse weather in its operational budget and financial guidance.

4)	What impact is the California drought having on Apio’s business?

As of now, the California drought is not having a material impact on Apio since almost all of its contracted growers use ground water to irrigate their crops. This could change in the future if the drought persists and ground water reserves reach depletion.

5)	Is the fresh-cut produce category continuing to grow?

The fresh-cut produce category is continuing to show growth. According to U.S. Nielsen/Perishable Group for the 52 weeks ended May 23, 2015, unit volume growth for the fresh-cut vegetable category, which does not include packaged salad kits, was 8%. For the category of packaged salad kits, Nielsen/Perishables Group reported a unit volume growth of 34% for the same 52-week period, while Apio’s unit volume growth for its new packaged salad kits during that same period and for the same stores tracked by Nielsen was approximately 75%.

6)

Why is the projected change in the fair market value of Windset for fiscal 2016 going to be flat to slightly up compared to the $3.9 million in fiscal 2015 and so much lower than the Company had previously been projecting for fiscal 2016?

We are very positive about our Windset investment and it should be pointed out that the change in the fair market value of our Windset investment has increased every quarter since our original investment in February 2011. Windset is one of the fastest growing produce companies in North America. Over the past five years, Windset’s revenues have grown on average by 21% per year. Windset’s six million square foot hydroponic greenhouse facility in Santa Maria, CA is one of the highest, if not the highest, yielding tomato greenhouse in the world. They are one of the market leaders in innovation and new technologies for hydroponic growing in a controlled atmosphere.

There are numerous factors that impact the estimated fair market value of Windset, the most important of which is Windset’s five-year projected financial information. Windset’s financial projections include the estimated future growth of its existing operations and the estimated financial impact of Windset board-approved future opportunities and expansion plans. These projections are then discounted based on the inherent risk in the business to determine the fair market value of Windset.

Landec very recently learned that Windset’s expansion plans using new growing methods for new crops will be delayed at least 12 months due to unexpected permitting issues with their expansion in California. This delay has resulted in a reduction in Windset’s projections and therefore a reduction in Landec’s projected change in the fair market value of its Windset investment for fiscal 2016 from its previous projection. However, even with this delay we expect the fair market value of our investment in Windset to increase each year for the foreseeable future.

7)	What are Landec’s top priorities for the next 12 to 24 months?

Landec has five priorities it will be focusing on over the next two years:

First, transition Molly Hemmeter from the COO role to the CEO role over the upcoming months. Molly will assume the CEO role at Landec’s shareholder meeting on October 15, 2015. The Board is confident that with Mr. Steele’s continuation on the Board and Molly’s depth of experience at Landec, the transition will be smooth.

Second, continue to invest in innovation. In our food business the growth is driven by innovations in new product formulations and packaging which have higher margins and greater growth potential. Our Eat Smart food brand is a strong brand throughout North America and is growing in recognition. We are investing in innovation in order to build our value-added produce business to take advantage of healthy eating trends.

Third, continue to expand our partner relationships at Lifecore Biomedical with emphasis on enhancing aseptic filling as a core competency for serving pharmaceutical partners in variety of medical application fields.

Fourth, improve gross margins at Apio through selective price increases, SKU rationalization, and aggressive cost reduction initiatives focused primarily on improving productivity and yields.

Fifth, invest in capacity expansion. We will make further investments in expanding and upgrading our food processing facilities in Pennsylvania, California and Ohio and we will be expanding our Lifecore facility to meet future projected demand. We will also invest in new equipment that will expand capacity plus drive production efficiencies and help improve margins in both businesses.

8)	How do the results by line of business for the three and twelve months ended May 31, 2015 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 5/31/15	Three months ended 5/25/14	Twelve months ended 5/31/15	Twelve months ended 5/25/14
Revenues:
Apio Value Added(a)	$112,838	$97,771	$430,415	$360,728
Apio Export	10,935	14,721	67,837	69,827
Total Apio	123,773	112,492	498,252	430,555
Lifecore	10,504	8,165	40,432	45,704
Corporate (b)	171	272	573	554
Total Revenues	134,448	120,929	539,257	476,813

Gross Profit:
Apio Value Added	13,254	11,935	45,993	36,318
Apio Export	745	1,325	4,252	5,340
Total Apio	13,999	13,260	50,245	41,658
Lifecore	4,499	2,656	14,609	20,456
Corporate	171	227	553	450
Total Gross Profit	18,669	16,143	65,407	62,564

R&D:
Apio	203	230	745	1,105
Lifecore	1,038	1,037	4,806	4,739
Corporate	372	369	1,437	1,360
Total R&D	1,613	1,636	6,988	7,204

S,G&A and other:
Apio	7,211	6,005	27,380	22,860
Lifecore	1,044	1,107	4,057	4,251
Corporate	2,597	2,089	8,521	8,059
Total S,G&A	10,852	9,201	39,958	35,170

Other (c):
Apio	322	1,773	3,513	9,538
Lifecore	4	14	81	(4)
Corporate (d)	(2,334)	(2,551)	(8,511)	(10,579)
Total Other	(2,008)	(764)	(4,917)	(1,045)

Net Income (Loss):
Apio	6,907	8,798	25,633	27,231
Lifecore	2,421	526	5,827	11,462
Corporate	(5,132)	(4,782)	(17,916)	(19,548)

Net Income	$4,196	$4,542	$13,544	$19,145

a)	Apio’s Value-Added vegetable business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.
b)	Included in Corporate are the non-Apio and non-Lifecore royalties and profit sharing.
c)	Included in Other is other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.
d)	Included in Corporate Other for the twelve months ended 5/31/15 was a $793,000 non recurring write off of the Company’s investment in Aesthetic Sciences.